Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 17, 2000, relating to the financial statements and supplemental data of Standish, Ayer & Wood Master
Portfolio: Standish Select Value Portfolio and Standish Small Cap Growth Portfolio, which appear in the September 30, 2000 Annual Report to Shareholders of Standish, Ayer & Wood Investment Trust: Standish Select Value Fund, Standish Select Value Asset Fund and Standish Small Cap Growth, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Independent Accountants" and "Experts and Financial Statements," in such Registration Statement.


PricewaterhouseCoopers LLP


Boston, Massachusetts
January 29, 2001